UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	December 12, 2013

AllianceBernstein l.p.
(Exact name of registrant as specified in its charter)

Delaware	000-29961	13-4064930
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1345 Avenue of the Americas, New York, New York	10105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	212-969-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

On December 11, 2013, the shareholders of W.P. Stewart & Co., Ltd. (“WPS”), approved the previously announced merger agreement with AllianceBernstein L.P. (“AllianceBernstein”), and on December 12, 2013, AllianceBernstein issued the press release attached hereto as Exhibit 99.01 announcing the completion of its acquisition of WPS (“WPS Release”).  In connection with the completion of the transaction, each outstanding share of WPS common stock (other than certain specified shares, as previously disclosed) was converted into the right to receive $12.00 in cash and one transferable contingent value right entitling the holder thereof to an additional cash payment of $4.00 per share if the assets under management in the acquired WPS investment services reach $5.0 billion on or before the third anniversary of the closing, subject to certain measurement procedures and limitations set forth in the agreement governing the contingent value rights.  AllianceBernstein will pay approximately $58.8 million in the aggregate in respect of the cash purchase price, and the maximum amount payable in respect of the contingent value rights is approximately $19.6 million.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.01	WPS Release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AllianceBernstein l.p.

Dated: December 12, 2013	By:	/s/ Mona Bhalla
Mona Bhalla Corporate Secretary